Exhibit 99.1

SPAR Group Announces 2010 Second Quarter Financial Results

2010 Second Quarter Net Income Increases 159%; Q2 EPS increases to $0.03

Thursday, July 29, 2010 - SPAR Group, Inc. (NASDAQ: SGRP) (the "Company" or "SPAR"), a leading supplier of retail merchandising and other marketing services throughout the United States and internationally, today announced the second quarter financial results for the period ended June 30, 2010. Net income for the second quarter of 2010 totaled $612,000 or $0.03 per share compared to $236,000 or $0.01 per share a year ago.

“Our 2010 second quarter financial results improved in several key financial metrics including revenue, gross profit margin and profitability.  For the quarter, our revenues grew 16%, gross margin improved to 33.4% from 30.9%, and operating income was $775,000 versus $13,000 a year ago.  These results reflect our ability to quickly integrate our acquisitions, manage our cost structure and steadily grow organically,” stated Gary Raymond, President and Chief Executive Officer of SPAR Group. “The National Marketing Services ("NMS") acquisition continues to exceed our expectations and was a contributing factor to our financial improvements domestically.  For the six month period ended June 30, 2010, net income increased to $648,000 from $41,000 for the same period a year ago, and if normalized for onetime gains realized in 2009, the current net income results yielded an improvement of over $1.2 million when compared to the same prior year six month period.”

Second Quarter Financial Results for Period Ended June 30, 2010

Revenue for the quarter ended June 30, 2010 totaled $15.6 million, an increase of 16%, compared to $13.5 million for the second quarter ended June 30, 2009.  Domestic revenue for the same period in 2010 increased 47% to $9.9 million compared to $6.8 million for the same period in 2009.  The increase in domestic revenue was mainly attributable to continued organic growth and the full integration of the NMS acquisition.  International revenue decreased 15% to $5.7 million for the three months ended June 30, 2010 compared to $6.7 million the same period in 2009.  The primary reasons for the decrease in international revenue reflect the loss of the sales promotion business resulting from the change in ownership in the Japan subsidiary and managements decision to pursue higher margin business in key markets.  On July 26, 2010, SPAR announced a new international partnership to renew our growth efforts in China with Shanghai Wedone Marketing Consulting.

Gross profit increased 25% to $5.2 million for the second quarter of 2010 compared to $4.2 million for the second quarter of 2009. These results yielded an improved gross margin of 33.4% for the second quarter of 2010 compared to 30.9% for the second quarter of 2009. Domestically, the gross profit margin was 34.4% for the same period in 2010 compared to 36.9% in 2009. Internationally, although revenue was down, gross profit margins improved to 31.6% for the second quarter of 2010 compared to 24.9% for the same period in 2009 as the Company continues to focus on the more profitable partnerships and jettison unprofitable relationships.

Net income for the second quarter of 2010 totaled $612,000 or $0.03 per basic and diluted shares compared to net income of $236,000 or $0.01 per basic and diluted shares a year ago. Second quarter 2009 net income included

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other income of $285,000, resulting from a reduction in prior legal expenses. Normalizing net income for that period in 2009 compared to 2010, the Company achieved net income of $612,000 compared to a net loss of $49,000. Domestically, net income for the same period in 2010 totaled $842,000 compared to net income of $562,000 for the same period in 2009 or an increase of 50%. Internationally, net loss for the second quarter of 2010 narrowed to $230,000 compared to a net loss of $328,000 for the same period in 2009 a 30% improvement year to year.  Operating income for the quarter improved to $775,000 compared to $13,000 a year ago.

Six Months Financial Results for Period Ended June 30, 2010

Revenue for the six months ended June 30, 2010 totaled $28.7 million compared to $28.6 million for the six months ended June 30, 2009.  Domestic revenue for the same period in 2010 increased 41% to $17.4 million compared to $12.4 million for the same period in 2009.  Revenue growth was generated from the Company’s acquisition strategy and organic growth initiatives.  International revenue decreased 31% to $11.3 million during that period in 2010 compared to $16.2 million during 2009.  International revenue decreased due primarily to the loss of the sales promotion business in the Japan market.

Gross profit increased 15% to $9.5 million for the first six months of 2010 compared to $8.3 million for the same period in 2009. These results yielded an improved gross margin of 33% compared to 28.9% for 2009. Domestically, the gross profit margin was 35.3% for the same period in 2010 compared to 36.1% in 2009. Internationally, gross profit margins improved by six percentage points to 29.4% for the six months of 2010 compared to 23.3% for the same period in 2009.

Net income for the first six months of 2010 totaled $648,000 or $0.03 per basic and diluted shares compared to net income of $41,000 or $0.00 per basic and diluted shares. Net income for the first half of 2009 included other income of $300,000 resulting from a favorable judgment in a legal action and $285,000 from a credit for prior legal expenses. Normalizing net income for that period in 2009 compared to 2010, the Company improved net income $1.2 million for the six month period year-over-year. Domestically, net income for the same period in 2010 totaled $979,000 compared to net income of $444,000 for the same period in 2009. Internationally, a net loss for the first half of 2010 totaled $331,000 compared to a net loss of $403,000 for the same period in 2009.  Operating income for the six month period improved to $814,000 compared to an operating loss of $119,000 a year ago.

Balance Sheet as of June 30, 2010

Total current assets and total assets were $13.5 million and $18 million, respectively. Cash and cash equivalents totaled $952,000. The current ratio improved to 1.1 to 1 for the period ending June 30, 2010.  Total current liabilities and total liabilities were $12.8 million, with no long-term liabilities, at June 30, 2010. Total equity was $4.8 million for the period ending June 30, 2010.  Book value improved to $0.25 per share versus $0.21 at December 31, 2009.

"We have realized several key milestones that will enable SPAR Group to continue to achieve financial success in the future and continue to fuel the growth of the Company. Earlier this month we completed a refinancing of our credit facility through a multi-bank group led by Sterling National Bank increasing the Company’s credit facility by $1.5 million to $6.5 million. This facility will offer our Company working capital to grow organically and continue to implement our acquisition strategy. More recently we secured a new joint venture in China which should have an immediate impact on our international business. We are focused on improving our international operations in all the markets we currently serve and will continue to evaluate new opportunities and strategic relationships that will yield growth and profitability.  SPAR is well positioned to capitalize both domestically and internationally as our operations continue to improve, our balance sheet is stronger and the opportunity for selective acquisitions has never been greater.  We are pleased with our progress to date and the resulting increase in shareholder value," concluded Mr. Raymond.

The Company will file the Form 10-Q with the Securities and Exchange Commission on or before August 16th and host a shareholder conference call the week of August 16th.

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About SPAR Group
SPAR Group, Inc. is a diversified international merchandising and marketing services company that provides a broad array of services worldwide to help companies improve their sales, operating efficiency and profits at retail locations. SPAR Group provides product services, project services, in-store events, radio frequency identification ("RFID"), technology services and marketing research covering all product and trade classifications, including mass market, drug store, convenience store and grocery chains. Product services include product additions; placement, reordering, replenishment, labeling, evaluation and deletions, and project services include seasonal and special product promotions, product recalls and complete setups of departments and stores. The company operates throughout the United States and internationally in 11 of the most populated countries, including China and India. For more information, visit the SPAR Group's Web site at http://www.sparinc.com/.

Certain statements in this news release and such conference call are forward-looking, including (without limitation) growing revenues and profits through acquisitions, attracting new business that will increase SPAR Group's revenues, continuing to maintain costs and consummating any transactions. Undue reliance should not be placed on such forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the company's control. The company's actual results, performance and trends could differ materially from those indicated or implied by such statements as a result of various factors, including (without limitation) the continued strengthening of SPAR Group's selling and marketing functions, continued customer satisfaction and contract renewal, new product development, continued availability of capable dedicated personnel, continued cost management, the success of its international efforts, success and availability of acquisitions, availability of financing and other factors, as well as by factors applicable to most companies such as general economic, competitive and other business and civil conditions. Information regarding certain of those and other risk factors and cautionary statements that could affect future results, performance or trends are discussed in SPAR Group's most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and other filings made with the Securities and Exchange Commission from time to time. All of the company's forward-looking statements are expressly qualified by all such risk factors and other cautionary statements.

Contact:
James R. Segreto
SPAR Group, Inc.
(914) 332-4100

Investors:
Alan Sheinwald
Alliance Advisors, LLC
(914) 669-0222
asheinwald@allianceadvisors.net

Mark McPartland
Alliance Advisors, LLC
(910) 686-0455
markmcp@allianceadvisors.net

Tables Follow

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SPAR Group, Inc.
Consolidated Statement of Operations
(unaudited)
(in thousands, except share and per share data)

	Three Months Ending		Six Months Ending

	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009

Net revenues	$15,614	$13,478	$28,742	$28,649

Cost of revenues	10,403	$9,310	19,261	$20,383

Gross profit	5,211	4,168	9,481	8,266

Selling, general, and administrative expense	4,199	3,888	8,171	7,856

Depreciation and amortization	237	267	496	529

Operating income (loss)	775	13	814	(119)

Interest expense	67	45	102	106

Other expense (income)	88	(255)	91	(442)

Income before provision for income taxes	620	223	621	217

Provision for income taxes	17	73	34	222

Net income (loss)	603	150	587	(5)

Net income attributable to the non-controlling interest	(9)	(86)	(61)	(46)

Net income attributable to SPAR Group, Inc.	$612	$236	$648	$41

Basic/diluted net income per common share:

Net income - basic/diluted	$ 0.03	$ 0.01	$ 0.03	$ 0.00

Weighted average common shares - basic	19,139	19,139	19,139	19,139

Weighted average common shares - diluted	20,411	19,183	20,358	19,183

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SPAR Group, Inc.
Consolidated Balance Sheets
(unaudited)
(in thousands, except share and per share data)

	June 30,	December 31,
	2010	2009

Assets
Current Assets:
Cash and cash equivalents	$ 952	$ 1,659
Accounts receivable, net	11,804	10,231
Prepaid expenses and other current assets	723	1,182
Total current assets	13,479	13,072

Property and equipment, net	1,424	1,550
Intangibles	1,209	798
Other assets	1,934	1,931
Total assets	$ 18,046	$ 17,351

Liabilities and equity
Current liabilities:
Accounts payable	$ 2,637	$ 3,819
Accrued expenses and other current liabilities	2,474	2,226
Accrued expense due to affiliates	2,004	1,436
Customer Deposits	512	477
Lines of credit	5,264	4,862
Total current liabilities	12,891	12,820

Equity:
SPAR Group, Inc. equity
Preferred stock, $.01 par value:
Authorized shares - 3,000,000
Issued and outstanding shares -
554,402 - June 30, 2010 and December 31, 2009	6	6
Common stock, $.01 par value:
Authorized shares - 47,000,000
Issued and outstanding shares -
19,139,365 - June 30, 2009 and December 31, 2009	191	191
Treasury Stock	(1)	(1)
Additional paid-in capital	13,207	13,099
Accumulated other comprehensive loss	(291)	(220)
Accumulated deficit	(8,327)	(8,975)
Total SPAR Group, Inc. equity	4,785	4,100
Non-Controlling interest	370	431
Total liabilities and equity	$18,046	$17,351

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